Exhibit 10.15

Service agreement

(1)kalvista pharmaceuticas limited

(2)dr chirstopher martyn yea

Contents

ClausePage

1.	DEFINITIONS1
2.	APPOINTMENT4
3.	TERM AND NOTICE4
4.	HOURS OF WORK5
5.	DUTIES AND POWERS5
6.	OBLIGATIONS5
7.	RESTRICTIONS DURING EMPLOYMENT6
8.	INFORMATION7
9.	LOCATION7
10.	REMUNERATION AND BENEFITS7
11.	INSURED BENEFITS AND PENSlON8
12.	EXPENSES AND TRAVEL ALLOWANCE8
13.	HOLIDAYS8
14.	CONFIDENTIALITY9
15.	COMPANY PROPERTY11
16.	INTELLECTUAL PROPERTY11
17.	TERMINATION12
18.	SICKNESS14
19.	GRIEVANCE, DISMISSAL AND DISCIPLINARY PROCEDURES15
20.	PROTECTION OF THE COMPANY’S INTERESTS15
21.	APPLICATION OF RESTRICTIONS17
22.	DIRECTORSHIP17

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23.	DATA PROTECTION18
24.	POWER OF ATTORNEY18
25.	NOTICES18
26.	OTHER AGREEMENTS19
27.	COUNTERPARTS19
28.	GOVERNING LAW ANO JURISDICTION19

ii

DATED:	1st November 2015

BETWEEN:

1.	KALVISTA PHARMACEUTICALS LIMITED (company no. 07543947) whose registered office is at Building 227 Tetricus Science Park, Porton Down, Salisbury, Wiltshire, SP4 0JQ (the “Company”); and
2.	DR CHRISTOPHER MARTYN YEA of ***** (the “Executive”).

RECITALS:

(A)	The Company has requested the Executive to serve the Company as Chief Development Officer on the terms and conditions contained in this Agreement and the Executive has agreed so to do.
(B)

All references in this Agreement to legislation shall be deemed to include a reference to statutory amendments, statutory re-enactments or superseding legislation and all statutory regulations thereunder.

(C)	The clause headings in this Agreement are for the convenience of the parties only and shall not affect its interpretation in any way.

OPERATIVE PROVISIONS

1.DEFINITIONS

Unless the contrary intention appears, the following definitions apply:

“Board”	the board of directors of the Company from time to time or any committee of the board of directors to Which powers have been properly delegated. including a remuneration committee;
“Business”

the business carried on by the Company (or any part of the business carried on by the Company) as at the Termination Date or at any time during the Relevant Period and the business of any Group Company at the Termination Date, in either case in respect of which the Executive has been concerned or involved to any material extent and/or has possessed Confidential Information at any time during the Relevant Period;

“Change of Control”	occurs if a person who controls any body corporate ceases to do so or if another person acquires Control of it, but does not occur in the circumstances described in clause 17.6;

“Control”

in relation to a body corporate , the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person (i) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate or (ii) as a result of any powers conferred by the articles of association or any other document regulating that or any other body corporate;

“Client”

any person, firm, company or other entity (i) who or which at any time during the Relevant Period was to the knowledge of the Executive provided with goods or services by the Company or any Group Company or was negotiating with the Company or any Group Company for the supply of goods or services by the Company or any Group Company or (ii) about whom or which the Executive has confidential information, and in each case with whom or which the Executive or any person who reported directly to him had dealings at any time during the Relevant Period;

“Commencement Date”	the date of this Agreement;
“Competing Business”

any business in the fields of ophthalmology or hereditary angioedema (HAE) which competes or is preparing to compete with the business, carried on by the Company or any Group Company in which the Executive has been involved to a material extent during the Relevant Period;

“Confidential Information”	the information specified in clause 14.2;
“Contractual Benefits”	means the contractual benefits to which the Executive is entitled pursuant to clause 11.1 and 11.2;
“Group Company”

means any parent undertaking of the Company and any subsidiary undertaking of the Company or of any such parent undertaking (where “parent undertaking” and “subsidiary undertaking” have the meanings attributed to them under section 1162 Companies Act 2006);

“Intellectual Property Rights”

means all existing and future copyright, design rights, registered designs, trade marks, patents. domain names, database rights, applications for any of these, the right to apply for any of these and all other intellectual property rights, in any part of the world, for the full term and any renewals and extensions of such rights;

“Key Employee”

any officer or employee of or consultant to the Company or any Group Company earning £50,000 (including bonuses and commission, if any, but excluding any appropriate VAT) or more on an annualised basis of the Company or any Group Company with whom the Executive in the course of his employment has had dealings at any time during the Relevant Period;

“Material”

all ideas, information, methods, techniques, inventions, processes, reports, drawings, plans, research, know-how, systems, software, Confidential Information, creative works, concepts and other material produced, invented, created, developed, reduced to practice or discovered by the Executive (either alone or with others) relating to the business of the Company or pertaining to, resulting from or suggested by the work the Executive does for the Company (either alone or with others), during the term of this Agreement;

“Material Interest”

any direct or indirect interest, whether as an agent, beneficiary, consultant, director, employee, partner, proprietor, shareholder (other than a minority shareholder holding not more than 3% of any class of securities quoted or dealt in on Recognised Investment Exchange) , or otherwise;

“Recognised Investment Exchange”	a recognised investment exchange or an overseas investment exchange, each as defined in section 285 of the Financial Services and Markets Act 2000;
“Relevant Period”	the period of 12 months immediately preceding the Termination Date;
“Restricted Goods or Services”	goods or services of a type provided by the Company or any Group Company at the Termination Date;

“Share Plan”	any share option, share award, share purchase or other share-based arrangement, however structured, operated by the Company, any Group Company or any third party;
“Supplier”

means any person, firm, company or other entity who or which at any time during the Relevant Period: (i) supplied goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company or (ii) was negotiating with the Company or any Group Company to supply goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company, and in each case with whom or which the Executive or any person who reported directly to him had material dealings at any time during the Relevant Period;

“Termination Date”	the date on which this Agreement terminates irrespective of the cause or manner; and
“WTR”	the Working Time Regulations 1998.

2.APPOINTMENT

2.1

The Company shall employ the Executive and the Executive shall serve the Company as Chief Development Officer and shall serve any other Group Company as may from time to time be required by the Board upon the following terms and conditions.

2.2	The Company shall be entitled at any time to appoint any other person or persons to act jointly with the Executive.

3.TERM AND NOTICE

3.1

The appointment under this Agreement shall commence on the Commencement Date and shall (subject to the terms of this Agreement) continue until the expiration of not less than three months’ prior written notice to be given by either party to the other.

3.2	The Executive’s period of continuous employment is deemed to have commenced on the Commencement Date.
3.3

Without prejudice to clause 3.4, on notice being served by either party for any reason to terminate this Agreement or at any time subsequently during the unexpired period of this Agreement, the Company may elect (but shall not be obliged) to terminate this Agreement summarily on payment to the Executive of his Salary only (at the rate then payable under clause 10) calculated over the unexpired period of this Agreement (subject to deduction of applicable tax and National Insurance Contributions) that would have been payable during the shorter of:

3.3.1	the minimum period of notice to which .the Executive would have been entitled under clause 3.1; and

3.3.2	any unexpired period of notice.
3.4

Should this Agreement be terminated by the Company in accordance with clause 3.1 or clauses 17.1.1 to 17.1.6, the Company will pay the Executive severance pay (“Severance Pay”) within 10 working days of the Termination Date consisting of:

3.4.1	9 months’ basic Salary as per clause 10.1: and
3.4.2	9 months’ Contractual Benefits.

This clause 3.4 will not apply where the Executive resigns or the Company terminates this Agreement pursuant to clauses 17.1.7 to 17.1.13.

3.5

Where the Executive is entitled to Severance Pay, and should he receive a payment in lieu in accordance with clause 3.3, the Severance Pay will be reduced by the amount paid to the executive during the period of notice.

3.6

If there is a Change of Control of the Company, or the Executive’s employment is transferred to an entity other than the Company or .an y Group Company pursuant to the Transfer of Undertakings (Protection of Employment Regulations 2006 (a “Transfer”), the Executive may serve one month’s notice to terminate this Agreement within three months following the Change of Control or Transfer, and receive the Severance Pay.

4.HOURS OF WORK

The Executive’s normal working hours are 9.0.0 am - 5.30 pm but he will work such additional hours (including at weekends), without additional pay, as are reasonably necessary in order for him properly to carry out his duties under this Agreement.  By signing this Agreement the Executive agrees to exclude Regulation 4(1) WTR.

5.DUTIES AND POWERS

The Executive will perform such duties and exercise such powers on behalf of the Company as may from time to time be assigned or delegated to or vested In him by the Board and such duties and powers may relate or concern the business of any Group Company consistent with his status as Chief Development Officer.

6.OBLIGATIONS

6.1	During the continuance of this Agreement the Executive will, unless prevented by ill health or accident:
6.1.1	devote the whole of his working time, skill, ability and attention to the business of the Company;
6.1.2	in all respects conform to and comply with lawful directions given and regulations made by the Board;

6.1.3	ensure that the Board is aware as soon as practicable of any matter that might affect the interests of the Company and/or any Group Company;
6.1.4

at all times comply with the codes, policies, procedures and rules of the Company and any Group Company and of any association of professional body to which the Company and any Group Company and/or the Executive may from time to time belong;

6.1.5	well and faithfully serve the Company and use his utmost endeavours to promote its interests; and
6.1.6	generally co-operate to the fullest extent with the Board and any delegated authority from the Board.

7.RESTRICTIONS DURING EMPLOYMENT

7.1	Other than in the proper and normal course of his duties, the Executive will not at any time during the continuance of his employment , without the prior written consent of the Board:
7.1.1	have any Material interest in any trade, business or occupation whatsoever other than the business of the Company or any Group Company;
7.1.2	incur on behalf of the Company or any Group Company any capital expenditure in excess of such sum as may be authorised from time to time by resolution of the Board;
7.1.3

enter into on behalf of the Company or any Group Company any commitment, contract or arrangement which is otherwise than in the normal course of the Company’s or the relevant Group Company’s business or is outside the scope of his normal duties or authorisations or is of an unusual or onerous or longterm nature;

7.1.4	engage any person on terms which vary from those established from time to time by resolution of the Board;
7.1.5

employ or engage or attempt to employ or engage, induce, solicit or entice away or attempt to induce, solicit or entice away any agent, consultant, employee, officer or worker of the Company or any Group Company;

7.1.6	directly or indirectly make preparations to compete with any business carried on by the Company or any Group Company;
7.1.7

induce or attempt to induce any Client or customer of the Company or any Group Company to cease conducting any business or to reduce the amount of business or adversely to vary the terms upon which any business is conducted with the Company or any Group Company or to exclude the Company or any Group Company from new business opportunities in relation to goods or services of a kind normally dealt in by the Company or any Group Company;

7.1.8

inform any agent, client, consultant, customer, employee , officer, supplier or worker of the Company or any Group Company or any third party agent who may be in the habit of dealing with the Company or any Group Company that he may resign or has resigned from the Company or any Group Company or that he has accepted employment with or is to join or be associated with any competitor of the Company or any Group Company.

7.2	Notwithstanding Claus 7.1, the Executive may hold office as a non-executive director of a business which is not a Competing Business with the prior written consent of the CEO of the Company.
7.3	Notwithstanding Clause 7.1, the Executive may be engaged as a consultant of Vantia Limited.

8.INFORMATION

The executive will at all times and as soon as reasonably practicable give to the Board (in writing if so requested) or such person .as the Board may from tJme to time determine all information. advice and explanations as it may reasonably require in connect ion with m atier s rel a ting to his employment under this Agreement or with the business of the Compan y generally.

9.LOCATION

9.1

The Executive’s normal place of work will be Tetricus Science Park, Salisbury, but the Company reserves the right to change this, whether on a permanent or temporary basis, to any place within the United Kingdom. If the Company requires the Executive to work permanently at a place which necessitates a move from his address at the time, any such change will only be effected after reasonable consultation.

9.2

The Executive must travel to such places and at such times and for such periods (whether within or outside the UK) as may be reasonably necessary for the proper performance of his duties. The Company does not envisage at the present time that the Executive will be required to work outside the United Kingdom for a continuous period of more than one month during his employment. The Executive will be given written notification if there is a change in this position.

10.REMUNERATION AND BENEFITS

10.1

Subject to the provisions of this clause the Executive will be entitled to a salary at the rate of £153,000 per annum (the “Salary”). Such Salary shall accrue from day to day and will be paid monthly in arrears on such day of each calendar month as the Company may nominate.

10.2	The Executive’s Salary will be reviewed annually by the Board in each calendar year unless otherwise agreed. Any increase awarded will be entirely a matter for the discretion of the Board.
10.3

The Executive will be eligible to participate in a discretionary performance related bonus each year dependent upon the achievement of pre-determined personal and corporate objectives. In making any bonus award, the Board will assess the Executive’s success in achieving the pre-determined objectives and any bonus will only be paid if the Executive remains in the Company’s employment and is not under notice (either given or received) on the bonus payment date. The target amount of bonus for which the Executive will be eligible will be 25% of the Executive’s Salary (less applicable tax and National Insurance contributions) and which shall be remitted in the proportions and on the basis set out in clause 10.1.

10.4

The Company will be entitled to deduct from any amount payable to the Executive by way of salary or otherwise under or in relation to this Agreement any amount required by law to be deducted including, but without limitation; income tax and National Insurance contributions and any other amount for the time being due and owing by the Executive to the Company including the recoupment of the lease premium, if any.

11.INSURED BENEFITS AND PENSlON

11.1	During the period of this Agreement, the Company will procure and maintain:
11.1.1	a policy of private medical insurance cover for the Executive and his spouse or civil partner and his children under 25 years;
11.1.2	a policy of life assurance of not less than three times the Executive’s Salary under Clause 10.1; and
11.1.3	a policy of permanent health insurance for the Executive.

Such insured benefits will be pursuant to schemes of the Company’s choice and the Executive will be responsible for any taxation or statutory levy assessed upon him in respect of such benefit.  Any entitlement to benefit from those schemes is conditional upon the Executive (and spouse/civil partner and children} satisfying all the conditions imposed by the insurer and subject always to the rules of such schemes. The Company reserves the right to vary the cover provided under such schemes and the provider of the benefit, in its discretion, from time to time.

11.2

During each year of the Executive’s employment the Company shall contribute an amount equal to 6% of his Salary to the Company’s pension scheme (the “Scheme”) subject to the rules of the Scheme as may be amended from time to time. Full details of the Scheme are available on request from the Company.

12.EXPENSES AND TRAVEL ALLOWANCE

The Executive will make such journeys on the business of the Company as may be reasonably required of him. All reasonable travelling, hotel and other expenses wholly, exclusively and necessarily incurred by- him in the performance of his business duties under this Agreement will be reimbursed to him monthly by the Company on production of appropriate vouchers or receipts.

13.HOLIDAYS

13.1	The Company’s holiday year runs from 1st January to 31st December.
13.2	In each holiday year the Executive will be entitled to 28 days’ paid holiday plus public holidays (pro-rata for part-time staff).
13.3

Application for leave of absence must be submitted in writing on the appropriate leave forms. The Executive must complete such holiday request forms as requested by the Company. Proposed holiday dates must be agreed in advance with the Executive’s supervisor.  Such agreement is to be obtained before the Executive has committed to bookings or any other alternative positive arrangements.

13.4

The Company reserves the right to nominate up to 4 days of holiday entitlement to be taken in the event that the Company decides to close the business over the Christmas/New Year period. The Executive will be notified by the Company either individually or by way of a general notice to staff no later than 31st January in each year of the number of days holiday required to be retained for this purpose.

13.5

Up to 5 days holiday can be carried over to a subsequent year. Should the Executive wish to carry over holiday entitlement in addition to this, the express permission of the CEO will be required. The Executive will not be entitled to receive pay in lieu of any unused holiday entitlement except in accordance with clause 13.6 and 13.7 below.

13.6

In the year of commencement or termination of employment, holiday entitlement will be calculated on a pro-rata basis for each complete month worked. On termination of employment at the discretion of the Company the Executive may be required to take outstanding holiday during the notice period. Alternatively, the Executive will be paid in lieu of any unused holiday entitlement. The Executive will be required to repay the Company for holiday taken in excess of entitlement and any sums so due may be deducted from any money owing to the Executive.

13.7	For the purpose of calculating any pay due or owed in accordance with clause 13.6 above, one day’s pay shall be 1/260 of the basic annual Salary.
13.8

The Company reserves the right to require the Executive to work on a public holiday in return for which the Executive shall be entitled to extra holiday, equal to the period worked, to be taken as agreed with the Executive’s supervisor.

14.CONFIDENTIALITY

14.1

The Executive recognises that confidential information (which may include commercially sensitive information) is important to the business of the Company and will from time to time become known to the Executive. The Executive acknowledges that the following restraints are necessary for the reasonable protection of the Company, of its business, the business of the other Group Companies, its or their clients, customers and their respective affairs,

14.2

The Executive will during the continuance of his employment and after the Termination Date observe strict secrecy as to the affairs and dealings of the Company and any Group Company and (1) will not during the continuance of his employment (except in the proper performance of his duties of employment) or after the Termination Date (without limit in time), without the prior written consent of the Board, make use of or divulge to any person and (2) during the continuance of his employment, will use his best endeavours to prevent the publication or disclosure of:

14.2.1

financial information relating to the Company and any Group Company including (but not limited to) management accounts, sales forecasts, dividend forecasts, profit and loss accounts and balance sheets, draft accounts, results, order schedules, profit margins, pricing strategies and other information regarding the performance or future performance of the Company or any Group Company;

14.2.2

client or customer lists and contact lists, details of the terms of business with, the fees and commissions charged to or by and the requirements of customers or clients, prospective customers or clients, buyers and suppliers of the Company or any Group Company;

14.2.3

any information relating to expansion plans, business strategy, marketing plans, and presentations, tenders, projects, joint ventures or acquisitions and developments contemplated, offered or undertaken by the Company or any Group Company;

14.2.4	A details of the employees, officers and workers of and consultants to the Company or any Group Company, their job skills and capabilities and of the remuneration and other benefits paid to them;

14.2.5

copies or details of and. in formation relating to the Materials, know-how, research activities, inventions, creative briefs, ideas, computer programs (whether in•Source code or object code) secret processes, designs and formulae or other intellectual property undertaken, commissioned or produced by or on behalf of the Company or any Group Company;

14.2.6	confidential reports or research commissioned by or provided to the Company or any Group Comp-any and any trade secrets and confidential transactions of the Company or any Group Company:
14.2.7

details of any marketing, development, pre-selling or other exploitation of any intellectual property or other rights of the Company or any Group Company, any proposed options or agreements to purchase, licence or otherwise exploit any intellectual property of the Company or any Group Company, any intellectual property which is under consideration for development by the Company or any Group Company, any advertising, marketing or promotional campaign which the Company or any Group Company is to conduct; and

14.2.8

any information which the Executive ought reasonably to know is confidential and any information which has been given to the Company or any Group Company in confidence by agents, buyers, clients, consultants, customers, suppliers or other persons.

14.3	The list in clause 14.2 is indicative only and is not exhaustive.
14.4

The obligations contained in clause 14.2 will cease to apply to the Confidential Information upon it coming into the public domain, other than as a result or in connection with the direct or indirect disclosure by the Executive in breach of clause 14.2.

14.5

The Executive undertakes that he will not while an employee of the Company nor after the Termination Date disclose, publish or reveal to any unauthorised person any incident, conversation or information concerning any director. employee•, agent or consultant of the Company or any Group Company or any of its customers, guests or visitors which comes to his knowledge during the continuance of his employment, or any incident, conversation or information relating to his employment by the Company unless duly authorised in advance in writing by the Board so to do. The Executive acknowledges and understands that this undertaking includes an agreement on his part not to publish or procure or facilitate or encourage the publication of any such matter in any book, newspaper, periodical or pamphlet or by broadcasting on television, cable, satellite. film, internet or any other medium now known or devised after the date of this Agreement or by communication to any third party including a representative of the media.

14.6

The Executive will not at any time during the continuance of his employment with the Company make otherwise than for the benefit of the Company (or any Group Company for whom the Executive is directed to provide his services) any notes or memoranda relating to any matter within the scope of the business of the Company or any Group Company or concerning any of the dealings or affairs of the Company or any Group Company.

14.7	Nothing in this Agreement shall preclude the Executive from making a protected disclosure as the same is defined in section 43A Employment Rights Act 1996.

15.COMPANY PROPERTY

15.1

The Executive shall promptly whenever requested by the Company and in any event upon the termination of this Agreement (for whatsoever cause) deliver up to the Company or its authorised representative all statistics, documents, records or papers, software, tapes, disks, cassettes, programs, notes or memoranda which may be in his possession or under his control and which relate in any way to the property, business or affairs of the Company or any Group Company and no copies or extracts will be retained by him and he will at the same time deliver up to the Company or its authorised representative all credit cards, motor cars, motor keys, computers, laptops, personal organisers, mobile phones and all other property of the Company or any Group Company in his possession or under his control.

15.2	The Company may withhold any sums owing to the Executive on the termination of his employment until the obligations in clause 15.1 have been complied with.

16.INTELLECTUAL PROPERTY

16.1

The Executive will promptly disclose and deliver all Material to the Company, or as it may direct. To the extent the executive becomes aware of anything he reasonably considers will be patentable he will inform the Company of it. The Company will be entitled to make such use of the Material as it deems appropriate (including seeking any Intellectual Property Rights protection for the same) and the Executive will not use the Material in any manner, save as is necessary in performing his duties pursuant to this Agreement, and will keep confidential arid will not disclose , or permit any third party to use, the Material and/or Intellectual Property Rights, in any manner, at any time either during or after the term of this Agreement.

16.2

To the extent that the Intellectual Property Rights have not vested in the Company by operation of law, the Executive hereby irrevocably assigns to the Company, including by way of future assignment, with full title guarantee, absolutely and free from all encumbrances, all his legal and beneficial right, title and interest in any and all Intellectual Property Rights in, or relating to, the Material together with all accrued rights of action in respect of any infringement of any such Intellectual Property Rights, including without limitation the right to apply for patent protection.

16.3

The Executive will, without charge to, but at the cost and expense of, the Company, execute and do all such acts, matters, documents and things as may be necessary or reasonably required to obtain patent, decision or other protection for any of the Material or improvements or developments of or to the Material and to vest title to the Intellectual Property Rights in, or relating to, the Material in the. Company (or such company as it directs) absolutely.

16.4

To the extent permitted by law, the Executive hereby irrevocably and unconditionally waives any and all moral rights conferred by Chapter IV of the Copyright, Designs and Patents Act 1988 or any rights of a similar nature under law now or in the future in force in any other jurisdiction in and to any and all Material, such waiver in favour of the Company, its successors in title and assigns.

16.5	The provisions of this clause will not be affected by reason of the termination of this Agreement for whatever reason and will continue after it ends.
16.6

The Company is under no obligation to apply for or seek to obtain patent, design or other protection in relation to any of the Material or in any way to use, exploit or seek to benefit from any of the Material.

16.7

The Executive hereby warrants and agrees that all Material created by him will be created solely by him and will be original and/or if created by or with a third party he has obtained a full unconditional assignment of any and all Intellectual Property Rights on or relating to such Material.

17.TERMINATION

17.1

The Company will be entitled to terminate this Agreement at any time, without giving the period of notice set out in clause. 3.1 or payment in lieu of such notice, by summary notice in writing if the Executive:

17.1.1	is adjudicated bankrupt or makes any arrangement or composition with his creditors;
17.1.2	becomes a patient under any statute dealing with mental health;
17.1.3	resigns as a director of the Company or any Group Company otherwise than at the request of the Board or the directors of any Group Company;
17.1.4

is incapacitated due to sickness, or disability or mental illness for a continuous period of 60 working days or for periods aggregating 60 working clays in any consecutive period of 12 months (notwithstanding the fact that such dismissal would terminate the Executive’s entitlement under any permanent health or permanent disability insurance scheme in force in respect of the Executive);

17.1.5

is found to be addicted or habitually under the influence of alcohol or any drug, the possession of which is controlled by law (other than any drug prescribed for the Executive by a medical practitioner);

17.1.6

neglects to carry out any action, where the effect of so doing may, in the reasonable opinion of the Board, seriously damage the. interests of the Company or any Group Company or negligently breaches any legislation or any regulation to which the Company or any Group Company may be subject which results in any penalties being imposed on him or any penalties being imposed on any directors of the Company or any Group Company or the Company itself;

17.1.7

wilfully carries out, or wilfully neglects to carry out any act ion , where the effect of so doing may, ln the reasonable opinion of the Board, seriously damage the interests of the Company or any Group Company or wilfully breaches any legislation or any regulation to which the Company or any Group Company may be subject which results in any penalties being imposed on him or any penalties being imposed on any directors of the Company or any Group Company or the Company itself;

17.1.8

is guilty of any serious breach of any of the provisions of this Agreement or directions of the Board or is guilty of any continued or successive breaches of any of such provisions or directions having received a written warning by the Board;

17.1.9	is convicted of any criminal offence (other than a minor motoring offence that does not render him unable properly to discharge his duties);
17.1.10	commits any other act warranting summary termination at common law:

17.1.11	knowingly commits any deliberate act of discrimination, victimisation or harassment on any unlawful ground;
17.1.12	commits a material breach of any of the provisions of the articles of association of the Company; or
17.1.13	is disqualified from being a director of a company by reason of an order made by a competent court.

The termination by the Company of the appointment will be without prejudice to any claim which the Company may have for damages arising from a breach of this Agreement by the Executive.

17.2	Any delay or forbearance by the Company in exercising any right of termination hereunder will not constitute a waiver of such right.
17.3

The Company is under no obligation to vest in or assign to the Executive any powers•or duties or to provide any work for the Executive and the Company will have the right (in its absolute discretion): (i) during the whole or any part of any period of notice to terminate this Agreement; and/or (ii) otherwise when in the opinion of the Board the interests of the Company so require, suspend the Executive from the performance of his duties and/or require the Executive:

17.3.1	not to perform his duties and/or to carry out alternative duties of a broadly similar nature to the work he normally performs; and/or
17.3.2	to abstain from contacting any client, consultant, customer, supplier, adviser, agent, director, employee or worker of the Company or of any Group Company); and/or
17.3.3	not to enter any premises of the Company or any Group Company; and/or
17.3.4	to resign from any or all offices in the Company and any Group Company; and/or
17.3.5

to return to the Company all documents and other materials (including copies) belonging to the Company and/or any Group Company except that (subject to the provisions of clause 14) the Executive will be entitled to retain until the Termination Date or for as long as he continues as a director of the Company or any Group Company copies of board papers received by him during the course of his employment in his capacity as a director of the Company or any Group Company.

17.4

Salary and, subject clause 11, Contractual Benefits (excluding bonus and share options) will not cease to be payable to the Executive by reason of any suspension or exclusion pursuant to clause 19.3 and the Executive will throughout any such period of suspension or exclusion continue to be an employee of the Company and will continue to be bound by the duty of fidelity and by the terms of this Agreement and may not directly or indirectly be employed by nor provide services to any third party, except subject to clause 7.3, nor make any preparations to compete with the Company or any Group Company.

17.5	If the employment of the Executive is terminated:
17.5.1	by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction; or

17.5.2

as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation or for the transfer of the whole or part of the undertaking of the Company to any of its subsidiaries or associates; and

17.5.3	the Executive is offered employment of a similar nature with the amalgamated or reconstructed or transferee company on terms not generally less favourable to him than the terms of this Agreement, the Executive will have no claim against the Company or Group Company or associate of the Company in respect of that termination.

18.SICKNESS

18.1

If the Executive is at any time prevented by ill health from performing his duties under this Agreement he will, if required, furnish the Board with evidence satisfactory to them of his incapacity. Subject to that, he will receive his full remuneration for the first 60 working days off due to ill health in any period of 12 consecutive months (payment to be inclusive of any statutory sick pay or social security benefits to which. he may be entitled).  If he continues to be incapacitated for a period longer than 60 working clays in any period of 12 consecutive months, then any further remuneration payable to him will be at the express discretion of the Board without prejudice to the Company’s right to dismiss the Executive under clause 17.1.4 above.

18.2

If so required by the Board at any time, (and whether or not the E:xecutive is absent by reason of sickness, injury or other incapacity) the Executive will undergo, at the expense of the Company, medical or psychological examinations by such doctor or doctors as the Board nominates. The Executive authorises the Company pursuant to the Access to Medical Reports Act 1988 to have unconditlonal access to any such report (including copies of and documents referred to in such reports) prepared as a result of any such examination and authorises the doctor(s) concerned to discuss the same with any appropriate representative of the Company.

18.3	If the Executive is absent from his employment as a .result of sickness or injury he will:
18.3.1	notify the Company by telephone as soon as practicable on the first day of his absence;
18.3.2	if the period of absence is less than eight consecutive calendar days, submit to the Company on his return a certificate of sickness completed by himself;
18.3.3

if the period of .c1bsence is eight consecutive calendar days or more, submit to the Company without delay a medical certificate signed by a practising medical practitioner in respect of the duration of the absence after the first week and will send further medical certificates in respect of any continued absence every seven days.

18.4

The Company may also require a medical certificate from the Executive’s doctor and/or any doctor(s) nominated by it, confirming that the Executive is fit to return to work after any period of absence. The Company has the right to postpone the Executive’s return to work (and the. continuance or reinstatement of his normal pay, if appropriate) until the Company’s nominated doctor has confirmed he is fit to return to his current role and duties.

19.GRIEVANCE, DISMISSAL AND DISCIPLINARY PROCEDURES

19.1	The disciplinary rules applicable to the Executive are set out in the Company’s dismissal and disciplinary policy.
19.2

The Company’s dismissal and disciplinary policy from time to time sets out the procedure applicable to the taking of disciplinary decisions relating to the Executive or to a decision to dismiss the Executive.

19.3

The Company may at any time and from Ume to time in its discretion suspend the Executive from his duties on payment of full Salary and/or exclude the Executive from any premises of the Company and/or any Group Company whilst it carries out any investigation or disciplinary process.

19.4

If the Executive is dissatisfied with a disciplinary decision relating to him or any decision to dismiss him he should apply in accordance with the procedure set out in the Company’s dismissal and disciplinary policy, in writing to the Chairman.  If the Executive wishes to seek redress of any grievance relating to his employment, he should apply in accordance with the procedure set out in the Company’s grievance procedure, in writing to the Chairman. Further details are given in the relevant policies.

19.5

The Executive hereby agrees that he will not at any time after the termination of this Agreement either personally or by his agent, directly or indirectly, falsely represent himself as being in any way still connected with or interested in the business of the Company.

20.PROTECTION OF THE COMPANY’S INTERESTS

20.1	The Executive agrees with the Company that he will not directly or indirectly:
20.1.1	for a period of six months immediately following the Termination Date:
20.1.1.1

carry on or be interested in a Competing Business, save that he may hold up to 3% of any crass of securities quoted or dealt in on a recognised investment exchange or 20%, of any class of securities not so dealt;

20.1.1.2	act as a consultant, employee or officer or any other capacity in a Competing Business;
20.1.1.3	either on his own account or on behalf of any Competing Business supply Restricted Goods or Services to any Client;
20.1.1.4	on behalf of any Competing Business deal with a Client;
20.1.1.5

either on his own account or for any person, firm or company or other undertaking employ or otherwise engage the services of any Key Employee whether or not any such Key Employee would in entering into the employment or engagement commit a breach of contract;

20.1.1.6	either on his own account or on behalf of any Competing Business deal with a Supplier;

20.1.2	for a period of 12 months immediately following the Termination Date:
20.1.2.1

either on his own account or for any company, firm, person or other undertaking induce, solicit or entice or endeavour to induce, solicit or entice any Key Employee to cease working for or providing their services to the Company or any relevant Group Company whether or not any such Key Employee would by entering into the employment or engagement commit a breach of contract;

20.1.2.2

either on his own account or on behalf of any Competing Business directly or indirectly induce, solicit or entice or endeavour to induce, so licit or entice any Client to cease conducting any business with the Company or any Group Company or to reduce the amount of business conducted with the Company or any Group Company or adversely to vary the terms upon which any business is conducted with the Company or any Group Company or to exclude the Company or any Group Company from new business opportunities in relation to any Restricted Goods or Services;

20.1.2.3

on behalf or any Competing Business directly or indirectly induce, solicit or entice or endeavour to induce, solicit or entice any Supplier to cease conducting business with the Company or any Group Company or to reduce the amount of business conducted with the Company or any Group Company or adversely to vary the terms upon which any business is conducted with the Company or any Group Company.

20.2

The Executive will not at any time after the Termination Date or, if later, the date on which he ceases to be a director of the Company or any Group Company) present himself or allow himself to be held out or presented as being in any way connected with or interested in the business of the Company or any Group Company (other than as a shareholder or consultant. if that is the case).

20.3

The Executive agrees that each of the restrict ions set out in sub-clauses 20. 1.1 to 20.1.2.2 constitute entirely separate, severable and independent restrictions on him. The Executive acknowledges that he has had the opportunity to receive independent legal advice on the terms and effect of the provisions of this Agreement, including the restrictions above.

20.4

The duration of each of the restrictions set out in clause 20.1 above will be reduced pro  rata by any period during which the Company suspends the Executive from the performance of his duties pursuant to clause 17.3 above.

20.5

If the Executive accepts employment or engagement (whether as a consultant or in any other capacity) with any third party during the period of any of the restrictions set out in clause 20.1 he will on or before such acceptance provide the third party with full details of these restrictions.

20.6

The Executive will not induce, procure, authorise or encourage any other person, firm, corporation or organisation to do or procure to be done anything that if done by the Executive would be a breach of any of the provisions of sub-clauses 20.1.1 to 20.1.2.2.

20.7

Other than when the Executive exercises his right under clause 3.6 above, if the Executive’s employment is transferred to an entity other than the Company or any Group Company (“the new employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, he will, if required, enter into an agreement with the new employer that will contain provisions that provide protection to the new employer similar to that provided to the Company and any Group Company in dc:1uses 20.1.1 to 20.1.2.2 above.

21.APPLICATION OF RESTRICTIONS

21.1

The Executive agrees that the restrictions in clause 20 above are no wider or more restrictive than is reasonably necessary for the protection of the goodwill, trade connections, employee base and Confidential Information of the Business.

21.2

The benefit of the restrictions in clause 20 above extend to any Group Company and the Company contracts as trustee for any other Group Company that (without prejudice to the Company’s right to enforce any such restriction both for itself and for any other Group Company) any such other Group Company may enforce the same against the Executive. The Executive will at any time (whether before or after the Termination Date) upon written request execute under seal directly with any other Group Company a •deed or deeds in its favour provided that the same does not contain restrictions or other provisions which are more restrictive or onerous than those contained in this Agreement.

21.3

It is hereby agreed and declared that each of the restrictions contained in clause 20 of this Agreement shall be read and construed independently of the others and that all such restrictions are considered reasonable by the parties to this Agreement but, in the event that any such restriction shall be found or held to be void in circumstances where it would be valid if some part of it were deleted , the parties to this Agreement agree that such restriction shall apply with such deletion as may be necessary to make it valid and effective and that any such modification shall not affect the validity of any other restriction contained in this Agreement.

21.4

If the Company requires the Executive not to perform any of his duties and/or excludes the Executive from the Company’s premises as set out in clause 20 above for some or all of any period of notice (“Garden Leave Period”), the period of the post-termination restrictions set out in clause 20 will be reduced by the length of the Garden Leave Period served before the Termination Date.

22.DIRECTORSHIP

22.1	The Executive will, if so requested, become a director of the Company or any Group Company and remain in such capacity without any additional remuneration.
22.2

In the event of the Executive holding office as. a director of the Company or any Group Company at the date of his ceasing for any reason to be an employee of the Company he will immediately, if so required by the Board, resign such directorship without compensation but without prejudice to his rights under this Agreement.

22.3

In the course of any such directorship the Executive will act at all times in the best interests of the Company and shall adhere to the highest standards of corporate governance applicable to a company of the size and nature of the Company.

23.DATA PROTECTION

23.1

The Executive consents to the Company and/or any Group Company and its or their duly authorised agents and employees holding and processing both electronically and manually the data (including personal sensitive data and information contained in email, email attachments and other forms of electronic communications) it collects, stores or processes which relates to the Executive, in the course of the Executive’s employment , for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. It may also be necessary for the Company and/or any Group Company to forward such data to other offices it may have or to another Group Company outside the European Economic Area where such a company has. offices for storage and processing for administration purposes and the Executive consents to the Company and/or any Group Company doing so as may be necessary from time to time.

23.2

To ensure regulatory compliance and for the protection of its workers, clients/customers and business, the Company reserves the right to monitor, intercept, review and access the Executive’s telephone log, internet usage, voicemail, email and other communication facilities provided by the Company which the Executive may use during his employment. The Company will use this right of access reasonably but it is important that the Executive is aware that communications and activities on the equipment or premises of the Company and any Group Company cannot be presumed to be private.

23.3	The Executive agrees to abide by the terms of the Company’s email/communications policy from time to time in force.

24.POWER OF ATTORNEY

The Executive hereby irrevocably and by way of security appoints the Company and each other director of the Company from time to time, jointly and severally to be his attorney in his name and on his behalf to perform, sign, execute and deliver all acts, things and documents which he is obliged to execute and perform, sign and execute under the provisions of this Agreement (including, but not limited to clauses 16.3 and 22.2) and the Executive hereby agrees immediately on the request of the Company to ratify and confirm all such acts, things and documents signed, executed or performed in the pursuance of this power.

25.NOTICES

Any notice under this Agreement will be given in writing by either party to the other and will be deemed to be duly served if hand delivered or sent by facsimile or by first-class pre-paid post addressed, in the case of the Company, to its registered office marked for the attention of the Secretary of the Company and in the case of the Executive, to his address last known to the Company. Any such notice will, in the case of delivery, be deemed to have been served at the time of delivery and, in the case of posting, on the expiration of 48 hours after it has been posted by first-class mail.

26.OTHER AGREEMENTS

The Executive acknowledges and warrants that this is the entire and only agreement and understanding of the parties and that there are no agreements or arrangements whether written or oral between the Company and the Executive relating to the employment of the Executive. This Agreement supersedes all previous arrangements between any Group Company and the Executive as to the employment of the Executive. The Executive acknowledges that he is not entering into this Agreement ln reliance upon any representation not expressly set out in this Agreement.  In particular, no collective agreement forms any part of the Executive’s terms of employment.

27.COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which will be an original but all of which together will constitute one and the same instrument. The Agreement is not effective until each party has executed at least one counterpart and it has been received by the other party (transmission by facsimile being acceptable for this purpose) and the Agreement has been dated by agreement between the representatives of the parties.

28.GOVERNING LAW ANO JURISDICTION

The validity, construction and performance of this Agreement and any claim, dispute or matter arising under or in connection with it or its enforceability will be governed by and construed in accordance with the laws of England and Wales. Each party irrevocably submits to the exclusive jurisdiction of the Courts of England over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement.

THIS DEED has been executed by or on behalf of the parties on the date written at the top of page 1.

EXECUTED as a DEED	)

by KALVISTA PHARMACEUTICALS LIM1TED	)

acting by:	)

/s/ T. Andrew Crockett	, Director

, Secretary

SIGNED as a DEED and DELIVERED	) /s/ Christopher Martyn Yea

by DR CHRISTOPHER MARTYN YIZA	)

in the presence of:	)

Witness signature:	/s/ Clive Balcombe

Witness name:	Clive Balcombe

Witness address: